                                                                    Exhibit 23.1

                       Consent of Independent Accountants

We consent to the reference to our firm under the caption "Experts" and to the inclusion of our report dated September 3, 2003, except for Note 12, as to which the date is September 24, 2003, on our audits of the consolidated financial statements of Decorize, Inc. as of and for the years ended June 30, 2003 and
2002, and our report dated November 4, 2003, on our limited review of the condensed consolidated financial statements of Decorize, Inc. as of and for the three-month period ended September 30, 2003, in Amendment No. 7 to the
Registration Statement (Form SB-2) and related Prospectus of Decorize, Inc. for the registration of 3,292,427 shares of its common stock.

                                               /s/ BKD, LLP

Springfield, Missouri
December 19, 2003